                                                                    Exhibit 11.1


                         SAFEWAY  INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
                          and Common Share Equivalent
                    (In millions, except per-share amounts)


                                                                        12 Weeks Ended
                                                       ------------------------------------------------
                                                          March 22, 1997             March 23, 1996
                                                       --------------------       ---------------------
                                                        Fully                      Fully
                                                       Diluted      Primary       Diluted       Primary
                                                       -------      -------       -------       -------
Net income                                             $ 122.5      $ 122.5       $  96.4       $  96.4
                                                       -------      -------       -------       -------

Weighted average common shares outstanding               221.9        221.9         215.4         215.4
Common share equivalents                                  17.1         17.0          23.2          23.0
                                                       -------      -------       -------       -------
Weighted average common shares and common
  share equivalents                                      239.0        238.9         238.6         238.4
                                                       =======      =======       =======       =======

Earnings per common share and common
  share equivalent                                     $  0.51      $  0.51       $  0.40       $  0.40
                                                       =======      =======       =======       =======

Calculation of common share equivalents:

      Options and warrants to purchase common shares      27.2         27.2          35.8          35.8
      Common shares assumed purchased with potential
          proceeds                                       (10.1)       (10.2)        (12.6)        (12.8)
                                                       -------      -------       -------       -------
      Common share equivalents                            17.1         17.0          23.2          23.0
                                                       =======      =======       =======       =======


Calculation of common shares assumed purchased with potential proceeds:

      Potential proceeds from exercise of options and
          warrants to purchase common shares           $ 494.3      $ 479.5       $ 356.7       $ 337.6
      Common stock price used under the treasury
          stock method                                 $ 48.75      $ 46.80       $ 28.38       $ 26.29
      Common shares assumed purchased with
          potential proceeds                              10.1         10.2          12.6          12.8